Exhibit 10.20

[KRAFT LETTERHEAD]

December 31, 2008

Irene B. Rosenfeld

Chairman and Chief Executive Officer

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Dear Irene,

The letter confirms our agreement to amend the terms of our offer letter to you, dated June 22, 2006 (the “Letter”), relating to the terms and conditions of your compensation and benefits as Chief Executive Officer and member of the Board of Directors of Kraft Foods Inc. The Letter is amended in the following respects, effective December 31, 2008:

1. The following new sentence is added to the Letter immediately before the second to the last sentence in the section entitled Sign-On Incentives:

“Any such reimbursement or gross-up payments for any excise or additional taxes incurred by you from the vesting of shares due to a Change in Control shall be made no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority.”

2. The following is substituted for the second and third paragraphs under the heading Perquisites:

“You will be eligible for an annual financial counseling allowance of $10,000. You may use any firm of your choosing. The company car allowance and financial counseling allowance will be provided in accordance with the Kraft Executive Perquisite Policy as it may be amended from time to time. In addition, for personal security and safety, the Company will provide for the installation, maintenance, repairs and ongoing monitoring of a security system for your personal residence pursuant to Kraft security protocols and for unlimited personal use of the Company’s aircraft, for yourself and any family members or guests traveling with you. The foregoing perquisites shall be provided directly by Kraft or by reimbursement of eligible expenses incurred during the period of your employment.”

3. By deleting the last five sentences in the Letter and by adding the following provisions to the Letter immediately after the sentence relating to severance arrangements under the heading Other Benefits:

“The amount of any severance pay provided under such arrangements shall be paid by no later than March 15th of the calendar year following the calendar year in which such involuntary termination occurs.

Section 409A of the Code

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Reimbursements and Provision of Benefits

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.”

The foregoing amendment is intended to conform the terms of the Letter to the final regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but it shall not provide a basis for any action against the Company or any related company based on matters covered by section 409A of the Code.

Please signify your agreement with the terms of this amendment by signing this letter and returning it to my attention.

Sincerely yours,

/s/ Karen J. May
Karen J. May
Executive Vice President,
Human Resources

Acknowledged:

/s/ Irene Rosenfeld
Irene Rosenfeld